EXHIBIT 10.1

BOSTON SCIENTIFIC CORPORATION

NON-EMPLOYEE DIRECTOR

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2009)

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ARTICLE VII	Beneficiary Designation	13

7.1	Beneficiary	13

7.2	Beneficiary Designation: Change	13

7.3	Acknowledgment	13

7.4	No Beneficiary Designation	13

7.5	Doubt as to Beneficiary	13

7.6	Discharge of Obligations	13

ARTICLE VIII	Termination, Amendment or Modification	13

8.1	Termination	13

8.2	Amendment	14

8.3	Plan Agreement	14

8.4	Effect of Payment	14

ARTICLE IX	Administration	14

9.1	Committee Duties	14

9.2	Agents	14

9.3	Binding Effect of Decisions	15

9.4	Indemnity of Committee	15

9.5	Company Information	15

ARTICLE X	Other Benefits and Agreements	15

10.1	Coordination with Other Benefits	15

ARTICLE XI	Claims Procedures	15

11.1	Presentation of Claim	15

11.2	Notification of Decision	15

11.3	Review of a Denied Claim	16

11.4	Decision on Review	16

11.5	Legal Action	16

ARTICLE XII	Funding	17

12.1	No Funding	17

12.2	Grantor Trust	17

ARTICLE XIII	Miscellaneous	17

13.1	Limitation on Benefit Payment	17

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13.2	Status of Plan	18

13.3	Unsecured General Creditor	18

13.4	Company’s Liability	18

13.5	Nonassignability	18

13.6	Not a Contract of Employment	18

13.7	Furnishing Information	18

13.8	Terms	18

13.9	Captions	18

13.10	Governing Law	19

13.11	Notice	19

13.12	Successors	19

13.13	Spouse’s Interest	19

13.14	Validity	19

13.15	Incompetent	19

13.16	Court Order	19

13.17	Distribution in the Event of Taxation.	20

13.18	Code Section 409A	20

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BOSTON SCIENTIFIC CORPORATION

NON-EMPLOYEE DIRECTOR

DEFERRED COMPENSATION PLAN

As Amended and Restated

Effective January 1, 2009

Purpose

The purpose of this Plan is to provide specified benefits to Directors of Boston Scientific Corporation, a Delaware corporation, the sponsor of this Plan. This Plan shall be unfunded for tax purposes.  The Plan, as restated herein, is intended to comply with Code section 409A and shall be interpreted and construed in accordance with Code section 409A and the Treasury regulations and other interpretative guidance issued thereunder.  No amounts credited or vested under the Plan prior to January 1, 2005, pursuant to the terms of the Plan as then in effect, shall be grandfathered within the meaning of Code section 409A.

ARTICLE I

Definitions

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1
“Account Balance” shall mean (i) the Deferral Amount, plus (ii) interest credited in accordance with all the applicable interest crediting provisions of this Plan, less (iii) all distributions or other debits credited pursuant to the provisions of this Plan. This Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid or issued to a Participant pursuant to this Plan.

1.2
“Annual Deferral Amount” shall mean that portion of a Participant’s Directors Fees that a Participant elects to have deferred in accordance with Article 3 for any one Plan Year. In the event of a Participant’s Separation from Service or death prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount deferred prior to such event.

1.3
“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 7, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.4
“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.5	“Board” shall mean the board of directors of the Company.

1.6
“Cash Common Stock Account Balance” shall mean the portion of a Participant’s Account Balance attributable to Directors Fees that, absent deferral under the Plan, would have been paid to the Director in cash and which is converted and credited under the Common Stock Option pursuant to the Director’s election under Section 3.4(a).

1.7	“Change in Control” shall mean the first to occur of any of the following change in control events, as determined by the Committee in accordance with the provisions of Treas. Reg. §1.409A-3(i)(5):

(a) Change in Ownership.  The acquisition by any one person, or more than one person acting as a group (as defined in Treas. Reg. §1.409A-3(i)(5)(v)(B)) of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.

(b) Change in Effective Control.

(i)
The acquisition by any one person, or more than one person acting as a group (as defined in Treas. Reg. §1.409A-3(i)(5)(v)(B)) on one date (or during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; provided, however, that any acquisition by (x) any noncorporate shareholder of the Company as of the effective date of the initial registration of an offering of Common Stock under the Securities Act of 1933, (y) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (z) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and Company voting securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the outstanding Common Stock and Company voting securities, as the case may be, shall not constitute a Change in Control.

(ii)
The replacement of a majority of members of the Board during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(c) Change in the Ownership of a Substantial Portion of the Company’s Assets.  The acquisition by any one person, or more than one person acting as a group (as defined in Treas. Reg. §1.409A-3(i)(5)(v)(B)) on one date (or during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately before such acquisition or acquisitions.

1.8	“Claimant” shall have the meaning set forth in Section 11.1.

1.9	“Code” shall mean the Internal Revenue Code of 1986, as may be amended from time to time.

1.10	“Committee” shall mean the committee described in Article 9.

1.11	“Common Stock” shall mean the common stock, $.01 par value, of the Company.

1.12	“Common Stock Option” shall mean the conversion and crediting option described in Section 3.4(a)(ii).

1.13	“Common Stock Account Balance” shall mean the Cash Common Stock Account Balance and the Equity Common Stock Account Balance.

1.14
“Company” shall mean Boston Scientific Corporation, a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business which assumes the obligations of the Company to the maximum extent permitted by Code section 409A.

1.15	“Deferral Amount” shall mean the sum of all of a Participant’s Annual Deferral Amounts.

1.16	“Deduction Limitation” shall mean the limitation described in Section 13.1 on a benefit that may otherwise be distributable pursuant to the provisions of this Plan.

1.17	“Director” shall mean any non-employee member of the board of directors of the Company.

1.18
“Directors Fees” shall mean the annual fees paid by the Company, including retainer fees and committee chair fees and any equity-based awards granted to the Director by the Company, in each case for serving on its board of directors.

1.19	“Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.20
 “Equity Common Stock Account Balance” shall mean the portion of a Participant’s Account Balance attributable to Directors Fees that, absent deferral under the Plan, would have been issued to the Director in the form of one or more equity-based awards.

1.21	“Fixed Date Payout” shall mean the payout described in Section 4.1.

1.22
“Market Price” shall mean, as of any trading date, the closing price of Common Stock on such date (or, if no trading shall have occurred on such date, on the immediately preceding date on which trading shall have occurred).

1.23	“Moody’s Rate Option” shall mean the interest crediting option described in Section 3.4(a)(i).

1.24
“Moody’s Rate Option Account Balance” shall mean the portion of a Participant’s Account Balance attributable to Directors Fees that, absent deferral under the Plan, would have been paid to the Director in cash and as to which interest is being credited under the Moody’s Rate Option pursuant to the Director’s election under Section 3.4(a).

1.25
“Participant” shall mean a Director (i) who elects to participate in the Plan (in accordance with the provisions of the Plan), (ii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iii) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (iv) who commences participation in the Plan, and (v) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.26
“Plan” shall mean the Boston Scientific Corporation Non-Employee Director Deferred Compensation Plan, as amended and restated effective January 1, 2009, and as may be further amended from time to time, which shall be evidenced by this instrument, including any amendment hereto, and by each Plan Agreement.

1.27
“Plan Agreement” shall mean a written agreement which is entered into by and between the Company and a Participant. Each Plan Agreement executed by a Participant and the Company shall provide for the entire benefit to which such Participant is entitled to under the Plan, and the Plan Agreement bearing the latest date of acceptance by the Committee shall govern such entitlement. The terms of any Plan Agreement may vary by Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Company and the Participant.

1.28	“Plan Year” shall mean the twelve (12) month period beginning on January 1 and continuing through December 31.

1.29	“Pre-Termination Survivor Benefit” shall mean the benefit described in Article 6.

1.30
“Separation from Service” and correlative terms mean the ceasing of all services as a Director constituting a “separation from service” (as that term is defined at Treas. Reg. § 1.409A-1(h)) from the Company and any corporation or other trade or business that together with the Company would be treated as a single “employer” for purposes of Treas. Reg. § 1.409A-1(h)(3).

1.31	“Termination Benefit” shall mean the benefit described in Article 5.

1.32
“Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant and constituting an “unforeseeable emergency” as defined in Treas. Reg. § 1.409A-3(i)(3), all as determined in the sole discretion of the Committee.

ARTICLE II

Eligibility and Enrollment

2.1	Participation. Participation in the Plan shall be limited to Directors.

2.2
Enrollment Requirements.  As a condition to participation, each Director shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form not later than the applicable election deadline specified in Section 3.2.  In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

2.3
Commencement of Participation.  Each Director shall commence participation in the Plan upon satisfaction of all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the required time frame. If a Director fails to meet all such requirements within the required time frame, he or she shall not be eligible to participate in the Plan until the first day of the Plan Year commencing after the delivery to and acceptance by the Committee of the required documents.

ARTICLE III

Deferral Commitments/Interest Crediting/Taxes

3.1
Maximum Deferral.  For each Plan Year, a Participant may elect to defer up to 100% of his or her Directors Fees. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount shall be limited to the amount of Directors Fees not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form that are accepted by the Committee.

3.2	Election to Defer: Effect of Election Form.

(a) First Plan Year.  In connection with a Participant’s commencement of participation in the Plan during the course of a Plan Year, the Participant may make an irrevocable deferral election for Directors Fees in respect of services to be performed for the remainder of the Plan Year in which the Participant commences participation in the Plan not later than thirty (30) days after first becoming eligible, along with, to the extent consistent with section 409A of the Code, such other form or forms as the Committee deems necessary or desirable under the Plan. For such election to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the

Committee (in accordance with the foregoing sentence) and accepted by the Committee.  A Director who already participates or is eligible to participate in (including, except to the extent otherwise provided in Treas. Reg. § 1.409A-2(a)(7), a Director who has any entitlement, vested or unvested, to payments under) any other nonqualified deferred compensation plan that would be required to be aggregated with the Plan for purposes of Treas. Reg. § 1.409A-1(c)(2) shall not be treated as eligible for the mid-year election rules of this Section 3.2 with respect to the Plan, even if he or she had never previously been eligible to participate in the Plan itself.

(b) Subsequent Plan Years.  For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee a new Election Form, in accordance with its rules and procedures; provided that such Election Form must be delivered not later than the last day of the Plan Year preceding the Plan Year in which the services to which the Directors Fees relate are to be performed. If no Election Form is timely delivered for a Plan Year, there shall be no Annual Deferral Amount for that Plan Year.

3.3
Withholding of Deferral Amounts.  For each Plan Year, Directors Fees with respect to which a deferral election has been made under Section 3.2 shall be withheld at the time such Directors Fees are or otherwise would be paid, transferred, or delivered to the Participant.

3.4	Initial Credits and Interest Crediting. Amounts withheld under Section 3.3 shall be credited to each Participant’s Account Balance as set forth in this Section 3.4.

(a) Directors Fees Attributable to Cash.  At the time that a Participant makes a deferral election under Section 3.2 for any Plan Year with respect to Directors Fees that, absent such election, would have been payable to the Director in cash, the Participant shall also elect whether interest shall be credited on the Annual Deferral Amount for such Plan Year on the basis of the Moody’s Rate Option or the Common Stock Option, or whether a designated portion of the Annual Deferral Amount shall be subject to each such option.

(i)
Moody’s Rate Option.  If the Moody’s Rate Option is elected for all or a designated portion of an Annual Deferral Amount, that amount shall be credited to the Participant’s Moody’s Rate Option Account Balance, and interest shall be credited for each Plan Year to the Annual Deferral Amount (or the designated portion thereof) at the applicable Moody’s rate. The applicable Moody’s rate for a Plan Year shall be the interest rate, stated as an annual rate, that (i) is published in Moody’s Bond Record under the heading of “Moody’s Composite Yield on Seasoned Corporate Bonds” and (ii) is equal to the average corporate bond yield calculated for the month of September preceding the Plan Year for which the rate is to be used.  Interest shall be credited under this option as though the Annual Deferral Amount for each Plan Year were withheld at the beginning of the Plan Year or, in the case of the first year of Plan participation, were withheld on the date that the Participant commenced participation in the Plan, and shall be compounded annually.  In the event distribution of the Annual Deferral Amount is made or commences prior to the end of a Plan Year, the basis for that year’s interest crediting on such distribution will be a fraction of the full year’s interest, based on the number of full months prior to such distribution or commencement.  For purposes of crediting interest up to the time of a distribution, each distribution shall be treated as made on the first day of the month in which the distribution is actually made.

(ii)
Common Stock Option:  If the Common Stock Option is elected for all or a designated portion of an Annual Deferral Amount, that amount will be converted (in the manner prescribed in this Section 3.4(a)(ii)) into hypothetical Common Stock equivalent units and credited to the Participant’s Cash Common Stock Account Balance.  The number of such units shall be determined by dividing that part of the Annual Deferral Amount (or designated portion thereof) that is attributable to each calendar quarter by the average of the Market Prices of Common Stock during the last five (5) trading days of the preceding calendar quarter.  Common Stock equivalent units will be calculated to the nearest thousandth.  On each dividend payment date for the Common Stock, dividend equivalents in the form of additional units representing Common Stock will be credited to the Participant’s Cash Common Stock Account Balance equal to (i) the per-share cash dividend divided by the average of the Market Prices of Common Stock on the five (5) trading days preceding the payment date, multiplied by (ii) the number of such units reflected in such Account Balance on the day before the dividend payment date.  Upon the Participant’s Separation from Service or death, or in the event of a Fixed Date Payout, the Common Stock equivalent units credited to the Cash Common Stock Account Balance will be valued for payment by multiplying the applicable number of units by the average of the Market Prices of Common Stock during the last five (5) trading days of the month preceding the date on which the Annual Deferral Amount is to be paid (or on which payments of such Amount are to commence).  If the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, appropriate adjustments will be made by the Company in the number of Common Stock equivalent units credited to a Participant’s Cash Common Stock Account Balance.

(b) Directors Fees Attributable to Equity.  A deferral election under Section 3.2 for any Plan Year with respect to Directors Fees that, absent such election, would have been issued to the Director in the form of one or more equity-based awards shall constitute an election to have such equity-based award(s) converted (in the manner prescribed in Section 3.4(b)(i) below) into hypothetical Common Stock equivalent units and credited to the Participant’s Equity Common Stock Account Balance pursuant to this Section 3.4(b).  As of any date thereafter, the Participant shall be vested in any Common Stock equivalent unit credited to his or her Equity Common Stock Account Balance solely to the extent that he or she would have been vested as of such date in the specific equity-based award from which such Common Stock equivalent unit was converted, absent the conversion of such equity-based award into Common Stock equivalent units under this Section 3.4(b).

(i)
The number of such units shall be equal to the number of shares of Common Stock subject to the equity-based award which has been deferred.  If the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, appropriate adjustments will be made by the Company in the number of Common Stock equivalent units credited to a Participant’s Equity Common Stock Account Balance.

(ii)
No additional amounts or units shall be credited in respect of any units credited under the Equity Common Stock Account Balance in respect of any dividend payment date for the Common Stock.  Each Director shall be entitled to a lump sum cash payment payable each calendar year, no later than December 31st of such year, in an amount equal to the sum of the following calculated for each dividend payment date that occurred during such calendar year: (i) the per-share cash dividend declared for such dividend payment date, multiplied by (ii) the number of units reflected in the Participant’s Equity Common Stock Account Balance on the day before such dividend payment date.

3.5
Interest Crediting for Installment Distributions.  If a Participant’s benefits under this Plan are to be paid from the Moody’s Rate Option Account Balance in substantially equal monthly installments, such payments shall be determined by amortizing the Participant’s specified benefit over the number of months elected, using the interest rate determined under the Moody’s Rate Option for each year and treating the first installment payment as all principal and each subsequent installment payment, first as interest accrued for the applicable installment period on the unpaid Moody’s Rate Option Account Balance and second as a reduction in the Moody’s Rate Option Account Balance.

3.6
Taxes.  The Company, or the trustee of any trust established under Section 12.2, shall withhold from any payments made to a Participant under this Plan any applicable federal, state and local income, employment and other taxes that are required to be withheld by the Company, or the trustee of the trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company or the trustee.

3.7
Quarterly Statements.  As soon as practicable after the end of each calendar quarter, the Committee shall provide a statement to each Participant showing the Participant’s Account Balance as of the end of the quarter.  In determining the Account Balance as of the end of a quarter, the Committee shall credit interest under the Moody’s Rate Option through the last day of the quarter, and shall provide the aggregate number of Common Stock equivalent units credited to the Participant’s Cash Common Stock Account Balance and to the Participant’s Equity Common Stock Account Balance as of the last day of the quarter.

ARTICLE IV

Fixed Date Payout; Withdrawals; Change in Control

4.1
Fixed Date Payout.  In connection with each election to defer an Annual Deferral Amount, a Participant may elect irrevocably to receive a future “Fixed Date Payout” from the Plan.  Subject to the Deduction Limitation, the Fixed Date Payout shall be a lump sum payment, payable in cash except with respect to amounts credited under the Equity Common Stock Account which shall, to the extent vested, be issuable in stock, in an amount that is equal to such Annual Deferral Amount plus interest, if any, credited in the manner provided in Section 3.4 above on that amount.  Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Fixed Date Payout elected shall be paid within 60 days of the first day of any Plan Year designated by the Participant that is at least three (3) years after the first day of the Plan Year in which the Annual Deferral Amount is actually deferred.  Any portion of the Participant’s Equity Common Stock Account Balance which is not vested in accordance with Section 3.4(b) as of the date of the Fixed Date Payout shall be forfeited as of such date.  At any time prior to the first day of the Plan Year preceding the Plan Year in which a Fixed Date Payout is otherwise scheduled to be made under this Section 4.1, the Participant may change this election by submitting a new Election Form to the Committee that is accepted by the Committee in its sole discretion; provided that he or she must irrevocably elect to postpone such Fixed Date Payout by a period of not fewer than five (5) years, in which case payment shall be made on or within thirty (30) days following the last day of such subsequent Plan Year.  No such additional deferral election shall take effect until one year has elapsed from the date the new Election Form is accepted by the Committee.

4.2
Other Benefits Take Precedence Over Fixed Date Payout.  Should an event occur that triggers a benefit under Article 5 or 6, any Annual Deferral Amount, plus interest thereon, if any, that is subject to a Fixed Date Payout election or additional deferral election under Section 4.1 shall not be paid in accordance with Section 4.1, but shall be paid or issued in accordance with the other applicable Article.

4.3	Unforeseeable Financial Emergencies.

(a) Withdrawal for Unforeseeable Financial Emergency.  If a Participant experiences an Unforeseeable Financial Emergency, the Participant may, with the consent of a majority of the disinterested members of the Committee, receive a distribution from his or her Moody’s Rate Option Account Balance, in an amount reasonably needed to satisfy the Unforeseeable Financial Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution; provided that, no distribution shall be made under this Section 4.3 to the extent that such Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. The determination of the existence of a Participant’s Unforeseeable Financial Emergency and the amount required to be distributed to meet the need created by the Unforeseeable Financial Emergency shall be made by the Committee, all in accordance with the rules of Treas. Reg. §1.409A-3(i)(3).  The payment of any amount under this Section 4.3 shall not be subject to the Deduction Limitation.  No portion of the Participant’s Common Stock Account Balance shall be available for withdrawal under this Section 4.3.

(b) Cessation of Deferrals. To the extent that a Participant receives a distribution under the Plan due to an Unforeseeable Financial Emergency under this Section 4.3, such Participant’s deferral election for the remainder of the then-current Plan Year shall be cancelled and have no further effect.

4.4
Change in Control.  If a Change in Control occurs, all deferral elections under the Plan shall automatically cease, and each Participant (or Beneficiary of a deceased Participant) shall receive a distribution of the aggregate value of his or her Moody’s Rate Option Account Balance and his or her Cash Common Stock Account Balance in a single lump sum cash payment as soon as practicable, and no later than 60 days, after such Change in Control.  The Participant’s Equity Common Stock Account Balance shall not be paid under this Section 4.4 but shall, instead, be paid out in accordance with the other provisions of the Plan.

ARTICLE V

Termination Benefit

5.1
Termination Benefit.  Subject to the Deduction Limitation, a Participant who experiences a Separation from Service prior to his or her death shall receive, as a Termination Benefit, his or her Account Balance in accordance with this Article 5.

5.2	Payment of Termination Benefit.

(a) Equity Common Stock Account Balance.  A Participant who experiences a Separation from Service prior to his or her death shall receive his or her Equity Common Stock Account Balance as a Termination Benefit in the form of stock no later than 60 days after the date the Participant Separates from Service.  Any portion of the Participant’s Equity Common Stock Account Balance which is not vested in accordance with Section 3.4(b) as of the date of the Participant’s Separation from Service shall be forfeited as of such date.

(b) Moody’s Rate Option Account Balance.  In connection with each election to defer an Annual Deferral Amount, the Participant shall elect to receive the portion of such Annual Deferral Amount allocated to the Moody’s Rate Option as a Termination Benefit in the form of a lump sum or in substantially equal monthly payments (the latter determined in accordance with Section 3.5 above) over a period of 60 or 120 months with such payment to be made or to commence no later than 60 days after the date the Participant Separates from Service.  The Participant may change this election by submitting a new Election Form to the Committee that is accepted by the Committee in its sole discretion; provided that he or she must irrevocably elect to postpone by a period of not fewer than five (5) years the year in which payment of his or her Moody’s Rate Option Account Balance is to be made or to commence, in which case (unless there is an accelerated payment by reason of the Participant’s death under Section 5.4 or Article 6) payment shall be made or shall commence no later than 60 days following the last day of such subsequent year.  No such additional deferral election shall take effect until one year has elapsed from the date the new Election Form is accepted by the Committee.

(c) Cash Common Stock Account Balance.  The Participant shall receive his or her Cash Common Stock Account Balance as a Termination Benefit payable in two (2) installments, with one-half of the value of the Cash Common Stock Account Balance (determined in accordance with Section 3.4(a)(ii) as of the date of the Participant’s Separation from Service) paid within 60 days of the Separation from Service and the remainder of the value of the Cash Common Stock Account Balance paid on or after January 1 of the year following the year of the Separation from Service.

5.3
Failure to Elect.  With respect to each Plan Year in which a Participant makes a deferral election, if a Participant does not make any election with respect to the form of payment of the Annual Deferral Amount allocated to the Moody’s Rate Option, then the Termination Benefit attributable to such Annual Deferral Amount shall be payable in a lump sum no later than 60 days after the date the Participant Separates from Service.

5.4
Death Prior to Completion of Termination Benefit.  If a Participant dies after Separation from Service but before the Termination Benefit is paid or paid in full, the Participant’s unpaid Termination Benefit shall be paid, or payments shall commence or continue to be made, to the Participant’s Beneficiary (a) at the same time or times as, or over the remaining number of months and in the same amounts as, that unpaid Termination Benefit would have been paid to the Participant had the Participant survived, or (b) in a lump sum, if requested by the Beneficiary and allowed in the sole discretion of the Committee (but only to the extent permissible under Code section 409A), that is equal to the Participant’s unpaid remaining Account Balance.

ARTICLE VI

Pre-Termination Survivor Benefit

6.1
Pre-Termination Survivor Benefit.  Subject to the Deduction Limitation, the Participant’s Beneficiary shall receive a Pre-Termination Survivor Benefit equal to the Participant’s Account Balance, if the Participant dies before he or she experiences a Separation from Service.

6.2	Payment of Pre-Termination Survivor Benefit.

(a) Equity Common Stock Account Balance.  A Participant’s Beneficiary who is entitled to a Pre-Termination Survivor Benefit under Section 6.1 shall receive the Participant’s Equity Common Stock Account Balance in stock no later than 90 days after the date of the Participant’s death.  Any portion of the Participant’s Equity Common Stock Account Balance which is not vested in accordance with Section 3.4(b) as of the date of the Participant’s death shall be forfeited as of such date.

(b) Moody’s Rate Option Account Balance.  A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form whether his or her Beneficiary shall receive his or her Moody’s Rate Option Account Balance as a Pre-Termination Survivor Benefit in the form of a lump sum or in equal monthly payments (the latter determined in accordance with Section 3.5 above) over a period of 60 or 120 months.  The Participant may change this election by submitting a new Election Form to the Committee that is accepted by the Committee in its sole discretion; provided that no such change shall take effect until one year has elapsed from the date the new Election Form is accepted by the Committee. Despite the foregoing, if the Participant’s Account Balance at the time of his or her death is less than the applicable dollar amount in effect under Code section 402(g)(1)(B) at such time, payment of the Pre-Termination Survivor Benefit may be made, in the sole discretion of the Committee, in a lump sum; provided that such payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. §1.409A-1(c)(2).  Any Pre-Termination Survivor Benefit payable under this Section 6.2(b) shall be made, in the case of a lump sum payment, or shall commence, in the case of an installment payment, no later than 90 days after the date of the Participant’s death.

(c) Cash Common Stock Account Balance.  Unless the entirety of the Participant’s interest under the Plan is distributed in a lump sum pursuant to the third sentence of Section 6.2(b), a Participant’s Beneficiary who is entitled to a Pre-Termination Survivor Benefit under Section 6.1 shall receive the Participant’s Cash Common Stock Account Balance in two (2) installments, with one-half of the value of the Cash Common Stock Account Balance (determined in accordance with Section 3.4(a)(ii) as of the date of the Participant’s death) paid within 90 days of the date of the Participant’s death and the remainder of the value of the Cash Common Stock Account Balance paid on or after January 1 of the year following the year of the Participant’s death.

6.3
Failure to Elect.  If a Participant does not make any election with respect to the form of payment of his or her Moody’s Rate Option Account Balance as a Pre-Termination Survivor Benefit, then such benefit shall be paid in a lump sum no later than 90 days after the date of the Participant’s death.

ARTICLE VII

Beneficiary Designation

7.1
Beneficiary.  Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates.

7.2
Beneficiary Designation: Change.  A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent.  A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

7.4
No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided in Sections 7.1, 7.2 and 7.3 above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse.  If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

7.5
Doubt as to Beneficiary.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee’s satisfaction.

7.6
Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE VIII

Termination, Amendment or Modification

8.1
Termination.  Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. The Company, by action of the Board, may, at any time and from time to time, terminate the Plan as a whole or with respect to any Participant or group of Participants. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided, however, that, upon the full termination of the Plan, payments hereunder shall be accelerated only to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix).

8.2
Amendment.  The Company may, at any time, amend or modify the Plan in whole or in part by action of the Board; provided, however, that no change shall be made to the Plan that would be inconsistent with the applicable provisions of Code section 409A and, except for any amendment or modification the Company determines in its sole discretion is necessary to comply with law or regulation, no amendment or modification shall be effective to (i) decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Separation from Service as of the effective date of the amendment or modification, or, if the Participant had Separated from Service as of the effective date of the amendment or modification or (ii) affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

8.3
Plan Agreement.  Despite the provisions of Sections 8.1 and 8.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Company may only amend or terminate such provisions with the consent of the Participant.

8.4
Effect of Payment.  The full payment of the applicable benefit under Articles 5 or 6 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE IX

Administration

9.1
Committee Duties.  This Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan.  The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan (ii) decide or resolve any and all questions as may arise in connection with the Plan, including without limitation any interpretations of this Plan and any entitlement to benefits under the Plan, and (iii) delegate the performance of ministerial tasks relating to Plan administration to such persons as the Committee may designate.  Any individual serving on the Committee who is a Participant will not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

9.2
Agents.  In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

9.3
Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.

9.4
Indemnity of Committee.  The Company shall indemnify and hold harmless the members of the Committee, and any individual or individuals to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members or any such individual or individuals.

9.5
Company Information.  To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Separation from Service or death of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE X

Other Benefits and Agreements

10.1
Coordination with Other Benefits.  The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program sponsored or maintained by the Company.  The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE XI

Claims Procedures

11.1
Presentation of Claim.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

11.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 11.3 below.

11.3
Review of a Denied Claim.  Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a) may review pertinent documents;

(b) may submit written comments or other documents; and/or

(c) may request a hearing, which the Committee, in its sole discretion, may grant.

11.4
Decision on Review.  The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) such other matters as the Committee deems relevant.

11.5
Legal Action.  A Claimant’s compliance with the foregoing provisions of this Article 11 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE XII

Funding

12.1
No Funding.  Nothing in the Plan will be construed to create a trust or to obligate the Company or any other person to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any Participant or any other person rights to any specific assets of the Company or of any other person.  The Plan constitutes a mere promise by the Company to make benefit payments in the future, and is intended to be unfunded for tax purposes.  Any benefits which become payable hereunder shall be paid from the general assets of the Company, and the rights of any Participant or of his or her estate or Beneficiary shall be those of an unsecured general creditor.

12.2
Grantor Trust.  The Company, in its sole discretion, may establish, in a manner not inconsistent with the requirements of Code section 409A(b), a trust (a “grantor trust”) of which it is treated as the owner under Subpart E of Subchapter J, Chapter 1 of the Code to provide for the payment of benefits hereunder, subject to the claims of the Company’s general creditors in the event of insolvency, and subject to such other terms and conditions as the Company may deem necessary or advisable to ensure that benefits are not includable, by reason of the trust, in the income of trust beneficiaries prior to their actual distribution.

ARTICLE XIII

Miscellaneous

13.1
Limitation on Benefit Payment.  To the extent applicable and except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan.  If the Company determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Company may defer all or any portion of a distribution under this Plan; provided, that the payment is made either during the Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code section 162(m) or during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of the Company which the Participant Separates from Service or the 15th day of the third month following the Participant’s Separation from Service, or if earlier upon a Change in Control, and provided further that where any scheduled payment to a Participant in the Company’s taxable year is delayed in accordance with this paragraph, the delay in payment will be treated as a subsequent deferral election under Code section 409A unless all scheduled payments to that Participant that could be delayed in accordance with this paragraph are also delayed.  Any amounts deferred pursuant to this limitation shall continue to be credited with interest in accordance with Section 3.5.  Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

13.2
Status of Plan.  The Plan is intended to be a plan that is not qualified within the meaning of Code section 401(a) and that is unfunded for tax purposes.  The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

13.3
Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company.  For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company.  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

13.4
Company’s’s Liability.  The Company’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Company and a Participant.  The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

13.5
Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable, except that the foregoing shall not apply to any court order specified in Section 13.16 below.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

13.6
Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant.  Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company as a Director, or to interfere with the right of the Company to discipline or discharge the Participant at any time.

13.7
Furnishing Information.  A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

13.8
Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

13.9	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

13.10	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles.

13.11
Notice.  Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by overnight, registered or certified mail, to the address below:

Non-Employee Director Deferred Compensation Plan Committee
c/o General Counsel
Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

13.12	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

13.13
Spouse’s Interest.  The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

13.14
Validity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidly shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

13.15
Incompetent.  If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

13.16
Court Order.  The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party.  In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Plan as the result of a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to distribute immediately the spouse’s or former spouse’s interest in the Plan to that spouse or former spouse.

13.17	Distribution in the Event of Taxation.

(a) In General.  If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of that portion of his or her benefit that has become taxable.  Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid Account Balance under the Plan).  If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted.  Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(b) Code Section 409A.  Acceleration of the payment of benefits under the Plan shall also be allowed at any time the Plan fails to meet the requirements of Code section 409A and the regulations issued thereunder, to the extent such acceleration is permitted under Treas. Reg. §1.409A-3(j)(4)(vii).  Any payment made based upon the acceleration for the failure to meet the requirements of Code section 409A and the regulations issued thereunder may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of section 409A of the Code and the regulations issued thereunder.

13.18
Code Section 409A.  The Plan shall be interpreted and construed in accordance with Code section 409A and the Treasury regulations and other interpretative guidance issued thereunder, including, to the extent required under Treas. Reg. §1.409A-3(i)(2), enforcement of the six (6) month delay on any distribution upon the Separation from Service of a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i).

IN WITNESS WHEREOF, the Company has signed this Plan document this ______ day of __________________, 2008.

Boston Scientific Corporation